Exhibit 15.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of our estimates of proved reserves and future revenue of Sundance Energy, Inc., a wholly owned subsidiary of Sundance Energy Australia Limited, as of June 30, 2011; June 30, 2012; December 31, 2012; and December 31, 2013; based on our reserves reports incorporated by reference in this Form 20-F/A.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

August 26, 2014

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